Exhibit 99.1

Extreme Networks Appoints Raj Khanna to Board of Directors
SAN JOSE, Calif., Dec 18, 2014 - Extreme Networks, Inc. (Nasdaq: EXTR) today announced the appointment of Raj Khanna, an experienced industry executive, to its board of directors, effective. Dec. 12, 2014. Khanna is an accomplished industry leader with a successful track record in corporate finance, internal controls and business strategy. He most recently served as vice president of corporate audit for Qualcomm, Inc.
Khanna’s thirty plus years of experience spans leading high technology companies including Qualcomm, Sun Microsystems and Xerox. Throughout his career, Khanna has been instrumental in leading finance and internal audit teams, including the establishment of financial controls and processes, delivering financial investment and M&A guidance, and providing strategy and direction to business model changes.
“As Extreme focuses on building the business to become a leader in networking, Raj brings an impressive background of financial and business experience as a result of his time working with high tech industry leaders,“ said Chuck Berger, president and CEO of Extreme Networks. “With his strong financial acumen, Raj will immediately begin his service as a member of the Company’s Audit Committee.”
About Extreme Networks:
Extreme Networks, Inc. (NASDAQ: EXTR) is setting a new standard for superior customer experience by delivering network-powered innovation and market leading service and support. The company delivers high-performance switching and routing products for data center and core-to-edge networks, wired/wireless LAN access, and unified network management and control.  Our award-winning solutions include software-defined networking (SDN), cloud and high-density Wi-Fi, BYOD and enterprise mobility, identity access management and security.  Extreme Networks is headquartered in San Jose, CA and has more than 12,000 customers in over 80 countries. For more information, visit the company's website at http://www.extremenetworks.com.
Extreme Networks and the Extreme Networks logo are registered trademarks of Extreme Networks, Inc. in the United States and/or other countries. All other names are the property of their respective owners.